Exhibit 4.7

PRUDENTIAL PLC
RULES OF THE PRUDENTIAL CORPORATION ASIA DEFERRED BONUS PLAN 2010

One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/Janet Cooper/James Jaques

Table of Contents

Contents                                                                                                                                                                                                                                                                                                 Page

1	Interpretation and definitions	2

2	Eligibility	4

3	Terms of Awards	4

4	Granting Awards	5

5	No transfer of Awards	6

6	Rights issues and variations of capital	6

7	Vesting	6

8	Exercise and lapse of Nil-Cost Options	7

9	Leaving employment and death	8

10	Sale of employer and Takeover of Prudential	8

11	Demergers and significant distributions	9

12	No issue of Shares	9

13	Tax	10

14	General	10

15	Changing the Plan	13

16	Governing law and jurisdiction	13

SCHEDULE 1	14

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1	Interpretation and definitions

1.1	Definitions

In these rules (including in any Schedule to these rules, unless the same term is defined in the Schedule):

“Award” means a Compulsory Deferral Award, a Voluntary Deferral Award or a Matching Award, each of which will be a right to acquire Shares which can take the form of a Conditional Award or a Nil-Cost Option;

“Bonus” means the amount of a Participant’s annual bonus for a financial year;

“Cash-Settled Award” means an Award which will always be satisfied in cash by virtue of rule 7.5;

“Cause” means circumstances in which the Participant’s employer is entitled to dismiss him without giving notice or engaging in any activity which, in the opinion of the Committee:

(i)	has or could have brought or could bring the business in which the Participant works into disrepute; or

(ii)	has or could have affected or could affect the profitability of that business adversely;

“Committee” means the Remuneration committee of PCA or any other duly authorised committee or other body of persons to whom the Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 10, those people who were the Committee immediately before the event by virtue of which that rule applies or will apply;

“Company” means Prudential plc;

“Compulsory Deferral Award” means an Award related to Bonus which must be paid in the form of an Award, as described in rule 4.1.1;

“Conditional Award’ means a right to acquire Shares for free on Vesting;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date which the Committee set for the grant of an Award;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the UK Listing Authority for transactions in securities by directors, certain employees and persons connected with them;

“Dividend Equivalent” means a right to have the number of Shares subject to an Award increased on Vesting as described in rule 7.6;

“Exchange Rate” means, for any day, the average exchange rate between any two currencies quoted in the Financial Times for the period of 30 consecutive days ending with the day before that day;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

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“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of 3 consecutive trading days immediately preceding that day;

“Matching Award” means an Award which is granted in respect of a Participant’s Voluntary Deferral Award and Compulsory Deferral Award, as described in paragraph 4.1.3;

“Matching Ratio” has the meaning given to it in rule 3.1.3;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee in general or for any particular purpose;

“Nil-Cost Option” means a right to acquire Shares for free on exercise after Vesting;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as the “Prudential Corporation Asia Deferred Bonus Plan 2010” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 7;

“Vesting Date” is the date or dates on which an Award will normally Vest which will be determined by the Committee for each Award under rule 3.1.5;

“Voluntary Deferral Award” means an Award related to Bonus which the Participant has chosen to be paid in the form of an Award, as described in rule 4.1.2.

Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.2	Schedules

In the event of any conflict between a Schedule to these rules applicable to any Award and the rest of these rules, the Schedule will prevail.

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2	Eligibility

The Committee may select any employee of a Member of the Group (other than a director of the Company) to participate in the Plan.

Unless the Committee decides otherwise in any particular case, a person who has given or been given notice of termination of his employment (whether or not such termination is or would be lawful) cannot be selected.

3	Terms of Awards

3.1	Terms to be set at grant

On or before the grant of an Award or the payment of a Bonus, the Committee will determine:

3.1.1	the amount or percentage of the Bonus which would otherwise be payable to the Participant which can only be paid to him in the form of an Award;

3.1.2	the maximum percentage (if any) which the Participant can choose to be paid in the form of an Award and the date by which he must notify the Company of his choice;

3.1.3	the basis on which the number of Shares subject to the Matching Award (if any) will be determined as described in rule 3.2 (the ‘Matching Ratio’);

3.1.4	the terms of any Performance Condition (see rule 4.2);

3.1.5	the Vesting Date or Vesting Dates;

3.1.6	whether the Award will take the form of a Nil-Cost Option (and, if it does not, the Award will take the form of a Conditional Award);

3.1.7	whether the Award will be a Cash-Settled Award (which means that it will always be satisfied in cash in accordance with rule 7.5);

3.1.8	except in the case of Matching Awards, whether the Award will carry Dividend Equivalents in accordance with rule 7.6 (and it will, unless the Committee decides otherwise);

3.1.9	the Date of Grant (or if it does not, the Date of Grant will be the date of grant of the Award); and

3.1.10	which Schedules will apply to the Award (in addition to any which apply by virtue of rule 3.2).

For the avoidance of doubt, the terms set for a Participant’s Voluntary Deferral Awards, Compulsory Deferral Award and Matching Award under this rule may be different.

3.2	Matching Ratio

The Matching Ratio will be a function of the number or Market Value (as at the Date of Grant) of Shares subject to the Compulsory Deferral Award and/or the Voluntary Deferral Award or the gross equivalent thereof and may be different in relation to the Voluntary Deferral Award and the Compulsory Deferral Award.

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3.3	Application of Schedules

Without limiting rule 3.1.10, Schedule 1 will always apply to a Participant who is subject to taxation under the laws of the United States of America.

4	Granting Awards

4.1	Number of Shares subject to Award

The number of Shares subject to:

4.1.1	the Compulsory Deferral Award will be the amount of the Bonus which must be paid in the form of an Award (see paragraph 3.1.1) divided by the Market Value of a Share on the Date of Grant;

4.1.2
the Voluntary Deferral Award will be the amount of the Bonus which the Participant has chosen to be paid in the form of an Award (see paragraph 3.1.2) divided by the Market Value of a Share on the Date of Grant;

4.1.3	the Matching Award, will be over the number of Shares determined in accordance with the Matching Ratio,

rounded down to the nearest whole Share.

The Bonus shall be converted into the currency in which Shares are traded (if different to that in which the Bonus is to be paid) using the Exchange Rate.

4.2	Performance Conditions

When granting a Matching Award, the Committee may make its Vesting conditional on the satisfaction of conditions which may relate to the performance of the Participant, the Company or business unit or any other matter as the Committee determine (a “Performance Condition”). The Performance Conditions must be specified at the Date of Grant and may provide that the Matching Award will lapse to the extent that the Performance Conditions are not satisfied.

The Committee may change a Performance Condition if events happen which cause the Committee to consider that the Performance Condition is no longer a fair measure of performance. In exceptional circumstances, the Committee may waive the Performance Condition.

4.3	Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate on or as soon as practicable after the Date of Grant which may be the deed granting the Award or another document. The certificate will summarise the terms which have been set in relation to the Award under rule 3.1.

The deed and certificate will be on such terms as may be determined by the Share Schemes Committee (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee.

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4.4	Time when Awards may be granted

As soon as reasonably practicable after the number of Shares subject to the Award can be determined (having regard to any Dealing Restrictions), the Company will grant to each Participant an Award over the number of Shares determined under rule 4.1.

5	No transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse.

This rule 5 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

6	Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie, the number of Shares and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7	Vesting

7.1	Normal Vesting

Subject to the rest of these rules, an Award will Vest on each Vesting Date as to the relevant number of Shares (increased as described in rule 7.6 if applicable).

If the Vesting on any date is prevented by a Dealing Restriction, the Award will Vest as soon as is practicable after the Dealing Restriction no longer applies.

7.2	Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 7 and rule 13, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

7.3	Consequences of Vesting for Nil-Cost Options

7.3.1
The Participant may exercise a Nil-Cost Option from the date on which it Vests. He may exercise it only in respect of the number of Shares in respect of which it has Vested. (See rule 8 for more details about exercise.)

7.3.2
Subject to the rest of this rule 7 and rule 13, the Grantor will procure that the relevant number of Shares are transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

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7.4	Delay in issue or transfer

If the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable after the Dealing Restriction no longer applies.

7.5	Cash equivalent

The Committee may at any time decide not to procure the issue or transfer of Shares but instead to pay to the Participant a cash amount. This cash amount must be equal to the Market Value of the relevant number of Shares on the date of Vesting (or the date of exercise, in the case of a Nil-Cost Option), including any additional Shares under rule 7.6.

Cash-Settled Awards will always be satisfied in accordance with this rule 7.5.

7.6	Dividend equivalents

If an Award carries Dividend Equivalents, the number of Shares subject to it will be increased to take account of all dividends the record date for which falls between the Date of Grant and the date of Vesting.

A Matching Award will not carry Dividend Equivalents.

The number of additional Shares shall be calculated as follows:

a x b
c
where:

a	=	the gross amount, per Share, of the dividend ;

b	=	the number of Shares subject to the Award on that date (including any additional Shares previously added to it under this rule 7.6);

c	=	the Market Value of a Share on the record date of the dividend.

The number shall be rounded down to the nearest whole Share.

For the purpose of this rule 7.6, dividends means ordinary dividends paid in respect of Shares, unless the Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

8	Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for a period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Committee may specify. The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

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9	Leaving employment and death

9.1	Leaving employment

If a Participant dies or ceases to be an employee of any Member of the Group:

9.1.1	any Voluntary Deferral Award will immediately Vest;

9.1.2	any Compulsory Deferral Award or Matching Award will lapse on the date of cessation.

However, the Committee may decide in general or in any particular case, that a Matching or Compulsory Deferral Award:

9.1.3	will not lapse or will not lapse in full; and/or

9.1.4	will Vest, wholly or in part, on cessation;

and may make a different decision in relation to a Participant’s Compulsory Deferral Award and his Matching Award.

9.2	General provisions on leaving employment

9.2.1	The Committee must exercise any discretion provided for in this rule 9 within 90 days after the date on which the Participant ceases to be an employee.

9.2.2
For the purposes of these rules, a Participant will not be treated as ceasing to be an employee if, at the time of such cessation, he is or has agreed to be an employee or a director of another Member of the Group or within 7 days of such cessation, he is actually employed by or is a director of another Member of the Group.

9.2.3	A Participant shall not be treated as ceasing to be an employee by reason only of his employer being sold as described in rule 10.

10	Sale of employer and Takeover of Prudential

10.1	Exchange or Vesting on a Takeover or sale of employer

If there is a Takeover or if the Participant’s employer is sold, the Committee, in its absolute discretion, will decide whether an Award will:

10.1.1	Vest in part or in full; and/or

10.1.2
lapse and, in exchange, the Participant will be granted an award under any other share or cash incentive plan which the Committee, in its absolute discretion, considers to be broadly equivalent to the Award; and/or

10.1.3	be exchanged in accordance with rule 10.2.

Alternatively, the Committee may allow the Participant to choose from two or more of the choices above.

For the avoidance of doubt, the Committee need not make the same decision in relation to all affected Awards and may make a different decision in relation to a Participant’s Matching Award and the corresponding Compulsory or Voluntary Deferral Awards.

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There is a “Takeover” if:

10.1.4	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

10.1.5	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

A Participant’s employer is sold if:

10.1.6	the Participant’s employing company ceases to be under the Control of the Company;

10.1.7	there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group.

10.2	Exchange of Awards

If an Award is to be exchanged, the following provisions will apply:

10.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

10.2.2	The new award shall have equivalent terms as the Award that was exchanged.

10.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

10.2.4
The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged, except that, unless the Committee decides otherwise, any Performance Condition will not apply.

10.2.5
With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 10.2.1.

11	Demergers and significant distributions

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 10 (takeovers) which, in the opinion of the Committee, would affect the current or future value of any Award, the Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Committee will notify any Participant who is affected by its exercising its discretion under this rule.

12	No issue of Shares

No Shares will be issued or transferred from treasury under the Plan.

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13	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the issue or transfer of Shares in connection with it or the payment or deferral of any Bonus. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)	selling sufficient Shares on behalf of the Participant and retaining the proceeds; or

(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or

(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

14	General

14.1	Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of issue or transfer. He will not be entitled to rights before that date.

14.2	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

14.3	Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

14.4	Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

14.5	Committees' decisions final and binding

The decision of the Committee on the interpretation of the rules or in any dispute relating to Bonuses or Awards or any other matter relating to the Plan will be final and conclusive.

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14.6	Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Bonuses or Awards made to employees of that company.

14.7	Relationship of the Plan to the Participant’s employment

14.7.1	For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.

14.7.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.7.3
Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.7.4	The grant of Bonuses or Awards on a particular basis in any year does not imply any right to or expectation of the grant of Bonuses or Awards on the same basis, or at all, in any future year.

14.7.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all.

14.7.6
Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to a Bonus or an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

14.7.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

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(ii)	any exercise of a discretion or a decision taken in relation to a Bonus Award or an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

14.7.8
The grant or Vesting of an Award is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights in relation to the Award, other than the right to acquire Shares on the Vesting of the Award subject to and in accordance with the express terms of the rules and any performance condition, in consideration for, and as a condition of, the grant of a Bonus or an Award under the Plan.

14.7.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

14.7.10
Each of the provisions of this rule 14.7 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

14.8	Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

14.9	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

14.9.1	administering and maintaining Participant records;

14.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

14.9.3	providing information to future purchasers of the Company or the business in which the Participant works;

14.9.4	transferring information about the Participant to any country.

14.10	Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

14.10.1	delivered or sent by post to him at his home address according to the records of his employing company; or

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14.10.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15	Changing the Plan

The Committee may at any time change the Plan in any way (including changes to Awards already granted) and may add new Schedules to the rules.

16	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, or any Bonus or any Award.

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SCHEDULE 1

1	Application of Schedule 1

This Schedule 1 shall apply to any Participant who is subject to taxation under the laws of the United States of America. In the event of any conflict, this Schedule 1 shall override or modify the rules of the Plan and/or any other applicable Schedule under which an Award is granted.

This Schedule 1 is intended to ensure that an Award made to a Participant who is subject to taxation under the laws of the United States of America is exempt from section 409A of the US Internal Revenue Code 1986, as amended.

2	Definitions

The words and expressions used in this Schedule 1, which have capital letters, have the same meaning as they have in the rules of the Plan and/or any other applicable Schedule under which an Award is granted.

3	Voluntary Deferral

Where a Participant makes a voluntary deferral of his Bonus under the Plan or any of the Schedules, any US income tax liability that arises on such amount of the Bonus deferred into a Voluntary Deferral Award at the time such Bonus would otherwise have been paid to the Participant will be the responsibility of the Participant.

4	Leaving employment

Where a Participant dies or ceases to be an employee and the Committee decides that the Awards shall not lapse (in full or in part) in accordance with rule 9.1 of the Plan, the Award shall Vest (in full or in part) on the date of cessation, and the Shares shall in all events be delivered no later than the 15th day of the third month following the later of (a) the end of the Participant’s taxable year in which cessation occurs or (b) the end of the Company’s taxable year in which cessation occurs.

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RULES

OF THE

PruCap BUSINESS

DEFERRED BONUS PLAN

Adopted by a resolution of the Remuneration Committee of Prudential plc on:

20th September 2007

Amended by a resolution of the Remuneration Committee of
Prudential plc on 1st December 2009

PricewaterhouseCoopers
Plumtree Court
London EC4A 4HT

Tel:	+44 20 7212 4907
Fax:	+44 20 7212 2041
Ref:	TLS/JPT/JP

RULES OF THE PruCap BUSINESS

 DEFERRED BONUS PLAN

1	INTERPRETATION

1.1	In these Rules, unless the context otherwise requires, the following words and expressions have the following meanings:

Adoption Date	the date on which the Plan is adopted by the Committee;
Announcement	The announcement of the Prudential’s results for a Financial Year;
Award	a Deferred Cash Award or a Deferred Share Award made to an Eligible Employee under the Plan;
Award Date	the effective date of an Award;
Award Notice	a notice issued to the Participant setting out the terms and conditions of an Award in accordance with Rule 2.3;
Board	the board of directors of Prudential plc or an authorised committee thereof;
Committee	the remuneration committee of PruCap or any other duly authorised committee which is responsible for the administration of the Plan;
Change of Control
a) a person acquiring more than 50% of the ordinary share capital of Prudential;

b) the merger of Prudential and another company

c) the company in which the Participant is employed ceasing to be a member of the Prudential Group;

d) the business in which the Participant is employed ceasing to be part of Prudential Group; or

e) Any other circumstances which, following a corporate event that the remuneration committee of Prudential determines should be treated as a change of Control for the purposes of this Plan;

Control	in relation to a company, the power of a person to secure by means of holding shares or the possession of voting power in, or in relation to, that or any other company or by virtue of any powers

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conferred by the bylaws, articles of association or other document regulating that or any other company that the affairs of the first-mentioned company are conducted in accordance with the wishes of that person;

Deferred Cash Award	a contingent right to receive cash on the Normal Vesting Date or earlier in accordance with Rule 3;
Deferred Share Award	a contingent right to receive Shares held by the Trustees on the Normal Vesting Date or earlier in accordance with Rule 3;
Disability
in respect of a Participant, long-term illness or physical or mental deterioration of a permanent nature which to the reasonable satisfaction of the Committee, which may at its absolute discretion seek independent medical opinion(s) is sufficiently serious to prevent the Participant from following his normal employment, and which seriously impairs his earning capacity.  It does not simply mean a decline in energy or ability;

Effective Date	the date on which all conditions to which a Change of Control is subject are satisfied;
Eligible Employee	an employee of any company in the Prudential Group whose principal duties include services for PruCap;
Financial Year	a financial year of PruCap;
LIBOR	one month London Interbank Offered Rate;
Model Code	the Model Code for Securities Transactions of Directors of Listed Companies issued by the UK Listing Authority in its present form and as amended from time to time;
Normal Vesting Date	the date specified in the Award Notice given to a Participant pursuant to Rule 2.3;
Participant	an individual who holds a Subsisting Award or, where the context permits, his legal personal representatives;
PDMR (Person Discharging Managerial Responsibilities)
a director of Prudential or senior executive of the Prudential who has access to insider information relating to Prudential and has the power to make managerial decisions about the future development and business prospects of the issuer;

Plan	the PruCap Deferred Bonus Plan as constituted by these Rules in their present form or as amended from time to time;

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Prohibited Period
any period during which dealings in Shares by PDMRs is prohibited due to the existence of unpublished price sensitive information, whether by the Model Code,  Prudential’s own code on insider dealing, the Criminal Justice Act 1993, the Financial Services and Markets Act 2000 or otherwise, including, ordinarily, the period of 60 days  preceding the preliminary announcement of Prudential’s annual results, or the period of sixty days (or, in the case of quarterly reporting, 30 days) preceding the announcement of Prudential’s half yearly results, to the Company Announcements Office of the London Stock Exchange;

PruCap	the business undertaken by Prudential known as the PruCap Business;
Prudential	Prudential plc;
Prudential Group	Prudential and its Subsidiaries;
Redundancy	has the meaning given in the Employment Rights Act 1996;
Shares	ordinary shares in the share capital of Prudential;
Subsidiary	has the meaning given in section 1159 Companies Act 2006;
Subsisting Award	an Award that has not Vested or been forfeited;
Trustees	the trustees of the Prudential plc Employee Share Trust;
Vest
in relation to an Award, the fulfilment of the conditions for an entitlement of the Participant to receive cash or Shares under the Plan (subject to the forfeiture provisions in Rule 6) and Vesting and Vested shall be construed accordingly.

1.2	In these Rules, unless otherwise specified:

1.2.1	the contents and Rule headings are inserted for ease of reference only and do not affect their interpretation;

1.2.2	a reference to a Rule is a reference to a rule of the Plan;

1.2.3	the singular includes the plural and vice-versa and the masculine includes the feminine;

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1.2.4	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof; and

1.2.5	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

2.	MAKING OF AWARDS

   2.1      Persons to whom Awards may be made

An Award may only be made to an individual who is an Eligible Employee at the Award Date.

2.2	Timing of Awards

2.2.1     An Award may be made at any time, but not:

2.2.1.1   earlier than the Adoption Date; nor

2.2.1.2   later than the tenth anniversary of the Adoption Date; nor

2.2.1.3	during a Prohibited Period except in circumstances where this is permitted under the Model Code or the Company’s own code on insider dealing.

2.2.2	Subject to rule 2.2.1 above, an Award will generally be made within a 30 day period of the Announcement.

2.3       Award Notices

2.3.1
The Committee shall procure that within 30 days of the Award Date in respect of an Award each Eligible Employee to whom an Award is made receives an Award Notice in respect of the Awards made to that Eligible Employee.

2.3.2           Each Award Notice shall state:

2.3.2.1        the Award Date;

2.3.2.2	the number of Shares in respect of which a Deferred Share Award has been made;

2.3.2.3	the amount of cash in respect of which a Deferred Cash Award has been made; and

2.3.2.4        the Normal Vesting Date.

and shall state, or have attached to it in the form of a schedule, any further terms and conditions applicable to the Award.  Subject thereto, an Award Notice shall be in such form as the Committee may determine from time to time.

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2.4        Non-transferability of Awards

An Award shall be personal to the Eligible Employee to whom it is made and, subject to Rule 6.1, shall not be capable of being transferred, charged or otherwise alienated and shall be forfeited immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

3	VESTING OF AWARDS

3.1       Normal Vesting Date

Subject to Rules 6 and 10.3, each Award shall Vest on the date or dates specified in the Award Notice.

3.2       Delivery of Shares to Participants

Subject to Rules 6, 8 and 10.3 and any Prohibited Period the Shares the subject of a Deferred Share Award will be transferred to the Participant by the Trustee within 30 days of the Normal Vesting Date.

3.3       Timing of cash payments to Participants

Subject to Rules 6 and 10.3 as soon as reasonably practicable after the Normal Vesting Date PruCap shall pay, or procure to be paid, in cash to each Participant the amount of his Deferred Cash Award, less any deduction made under Rule 8.

4	DIVIDEND EQUIVALENTS ON DEFERRED SHARE AWARDS

4.1
As soon as reasonably practicable, and in any event not later than 14 days after the Normal Vesting Date (or earlier date on which Deferred Share Awards Vest in accordance with Rule 6 or Rule 10.3) the Trustee shall pay, or procure to be paid, in cash or Shares as is deemed appropriate to each Participant the amount of the Dividend Equivalents in respect of his Deferred Share Award Vesting on that date, less any deduction under Rule 8.

4.2
“Dividend Equivalents” means an aggregate value calculated for each Share Vesting on that Normal Vesting Date (or earlier date on which Awards Vest in accordance with Rule 6 or Rule 10.3) as the amount of each dividend plus the amount of the applicable tax credits that would have been paid on such Shares (by reference to the dates on which dividends were paid by Prudential on Shares) had those Shares been in issue and held by the relevant Participant in the period from the Award Date to the date on which the Shares are transferred to the Participant.

5	INTEREST ON DEFERRED CASH AWARDS

5.1
As soon as reasonably practicable, and in any event not later than 14 days, after the Normal Vesting Date (or earlier date on which Deferred Cash Awards Vest in accordance with Rule 6 or Rule 10.3), PruCap shall pay, or procure to be paid, an amount of cash to a Participant equivalent to the interest accruing at the LIBOR on his Deferred Cash Award Vesting on that date over the period from the Award Date to the date on which the cash in respect of the Deferred Cash Award is paid to the Participant less any deduction under Rule 8.

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6           TERMINATION OF EMPLOYMENT

6.1        Death

If a Participant dies before the Normal Vesting Date, his Awards shall Vest immediately and the Participant’s personal representatives shall be entitled to receive Shares from the Trustees in respect of all Deferred Share Awards held by the Participant at the date of his death and subject to Rule 8 the relevant Shares will be transferred to the Participant’s personal representatives not later than 60 days after the grant of probate or representation in respect of the Participant’s estate. The Participant’s personal representatives shall also be entitled to receive cash payments in respect of the Deferred Cash Awards held by the Participant at the date of his death plus interest thereon in accordance with rule 5.1 and any Dividend Equivalents in respect of his Deferred Share Awards and as soon as reasonably practicable, and in any event not later than 60 days after the grant of probate or representation in respect of the Participant’s estate, PruCap shall pay, or procure to be paid, in cash to the Participant’s personal representatives such amounts less any deductions made under Rule 8.

6.2        Disability and redundancy

If a Participant ceases to be employed by a company in the Prudential Group before the Normal Vesting Date by reason of:

6.2.1           Disability; or

6.2.2	dismissal by reason of Redundancy, save where suitable alternative employment within the Prudential Group has been declined unreasonably by the Participant his Awards shall Vest immediately. As soon as reasonably practicable and in any event not later than 60 days after the cessation of employment, the Trustees shall, subject to Rule 8 and any Prohibited Period, transfer Shares to the Participant in respect of his Deferred Share Awards and PruCap shall pay, or procure to be paid, in cash to the Participant such amounts due in respect of his Deferred Cash Awards plus interest thereon in accordance with rules 5.1 and any Dividend Equivalents in respect of his Deferred Share Awards less any deduction made under Rule 8.

6.3        Cessation of Employment following a Change of Control

If a Participant ceases to be employed by any company in the Prudential Group before the Normal Vesting Date by reason of:

6.3.1
dismissal within 12 months following the Effective Date of a Change of Control if the dismissal is, in the absolute discretion of the Committee in consultation with an external advisor as appointed by the Committee, attributable to the Change of Control or

6.3.2
resignation within 12 months following the Effective Date of a Change of Control if the resignation is, in the absolute discretion of the Committee in consultation with an external advisor as appointed by the Committee, attributable to the Change of Control or

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6.3.3
Save where suitable alternative employment within the Prudential Group has been declined unreasonably by the Participant, Redundancy within 12 months following the Effective Date of a Change of Control if the Redundancy is, in the absolute discretion of the Committee in consultation with an external advisor as appointed by the Committee, attributable to the Change of Control his Awards shall Vest immediately. As soon as reasonably practicable and in any event not later than 60 days after the cessation of employment, the Trustees shall, subject to Rule 8, transfer Shares to the Participant in respect of his Deferred Share Awards and PruCap shall pay, or procure to be paid, in cash to the Participant such amounts due in respect of his Deferred Cash Awards plus interest thereon in accordance with rules 5.1 and any Dividend Equivalents in respect of his Deferred Share Awards less any deduction made under Rule 8.

6.4	Other leavers

If a Participant ceases to be employed by any company in the Prudential Group in any circumstances not mentioned in Rules 6.1 to 6.3, his Awards shall, unless the Committee determines otherwise, be forfeited immediately in which case the Participant shall not be entitled to receive any further Shares or cash under the Plan, even in respect of any Award that may have Vested before employment ceased.  For the purpose of this Rule 6.4, if notice of termination of employment is given before the termination date, either by the Participant or by his employing company, employment shall be deemed to have terminated (for the purpose of the Plan) on the date when such notice is given.

6.5	Special Provisions

Notwithstanding the foregoing provisions of this Rule 6 the Committee may, in exceptional circumstances, provide at the Award Date that alternative provisions will apply on cessation of employment. Any such alternative conditions shall be specified in the Award Notice pursuant to Rule 2.3.

7           CHANGE OF CONTROL

7.1	Vesting

In the event of a Change of Control any Subsisting Awards shall not Vest immediately but will Vest, subject to Rule 10.3, on the Normal Vesting Date, subject to the rules of this Plan.  The Committee retains the right to exercise discretion to permit immediate Vesting of all or part of a Participant’s Deferred Share Awards.  No member of the Committee may participate in the exercise of such discretion if he/she is a Participant of the Plan.  If the Committee permits immediate Vesting of all or part of an award such Vesting may be settled in Prudential shares or cash.

7.2	Rollover of Deferred Share Awards

If as a result of a Change of Control, another company (“the Acquiring Company”) obtains Control of Prudential, and the Committee has not permitted immediate Vesting of a Participant’s Deferred Share Award, within a period of six months from the date of the offer becoming unconditional or in the period during which the Acquiring Company is bound or entitled to acquire Prudential’s Shares and with the agreement of the Acquiring Company, a Participant’s Deferred Share Award may

8

continue to subsist as a contingent right (“New Share Award”) to become absolutely entitled to shares (“New Plan Shares”) in the Acquiring Company or a company that has control of the Acquiring Company and not to Shares. The New Share Award shall be subject to the provisions of the Plan.  In the rules of this Plan, references to “Prudential” and “Shares” shall be read as if they were references to the company to whose shares the New Share Award relates and the shares the subject of the New Share Award save that in the definition of Board, the reference to ”Prudential” shall continue to be read as if it were a reference to Prudential plc.

8          WITHHOLDING TAXES AND SOCIAL SECURITY

Where, in relation to an Award, the Trustees or any company in the Prudential Group (as the case may be) is liable, or is in accordance with current practice believed by PruCap to be liable, to account to any revenue or other authority for any sum in respect of any employee’s tax or social security liability in respect of the Award or any payment or transfer of Shares made under the Plan, PruCap may

8.1.1	in the case of a Deferred Cash Award, deduct, or procure the deduction of, such amount from any payment made in respect of that Deferred Cash Award under the Plan; and

8.1.2	in the case of a payment in respect of Dividend Equivalents, deduct, or procure the deduction of, such amount from any payment made under the Plan; and

8.1.3
in the case of a Deferred Share Award, make such provision for the amount of such liability to be paid by the Participant to the Trustees or the relevant member of the Prudential Group (as the case may be). Alternatively, the Participant may, by agreement with the Trustees or the relevant member of the Prudential Group (as the case may be), enter into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Shares subject to his Deferred Share Award and the payment to the Trustees or the Group Member (as the case may be) of the requisite amount out of the proceeds of sale or otherwise).

9           CONTRACTUAL RIGHTS

9.1        Notwithstanding any other provision of the Plan:

9.1.1	the Plan shall not form part of any contract of employment between PruCap or any company in the Prudential Group and an Eligible Employee;

9.1.2	unless expressly so provided in his contract of employment, an Eligible Employee has no right to be made an Award;

9.1.3
the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for the purpose of entitlement to any benefit plan including any employer contribution to any pension plan;

9.1.4
if an Eligible Employee ceases to be employed by a company in the Prudential Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which are forfeited by reason of his ceasing to be so employed) whether by way of damages for wrongful dismissal, breach of contract or otherwise; and

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9.1.5	by accepting the Award and not renouncing it, an Eligible Employee is deemed to have agreed to the provisions of this Rule 9.

10           ADMINISTRATION OF PLAN

10.1        Committee responsible for administration

The Committee shall be responsible for, and shall have the conduct of, the administration of the Plan. It shall carry out such administration in accordance with any terms of reference and operating guidelines, not inconsistent with these Rules, which have been approved by the Board from time to time.  Subject to the provisions of any such terms of reference and operating guidelines, the Committee may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall not be inconsistent with these Rules.

10.2	Committee’s decision final and binding

The decision of the Committee shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any dispute concerning, ambiguity in, or any inconsistency of, these Rules or any document used in connection with the Plan.

Nothing in these Rules shall be construed as establishing any duty of care or other duty between any member of the Committee (in the performance of the functions of the Committee under these Rules) and any Eligible Employee or Participant, and no member of the Committee shall have any personal liability to any Eligible Employee or Participant as a result of any decision of the Committee under these Rules.

10.3	Committee’s further discretion

Notwithstanding any provisions to the contrary, the Committee shall have discretion, where it considers the circumstances to be exceptional, to determine that an Award shall Vest earlier than the date(s) specified in the Award Notice.

10.4      Discretionary nature of Plan

All Awards shall be made entirely at the discretion of the Committee and communicated to Participants as part of the transitional communications and annual bonus letters.

10.5	Cost of Plan

The cost of introducing and administering the Plan shall be met by PruCap.

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10.6	Shares used for Deferred Share Awards

All Shares used for the purposes of Deferred Share Awards shall be purchased at the Award Date by the Trustee (or by any other mechanism deemed appropriate) and the legal and beneficial entitlement to the Shares will be held by the Trustee until Vesting. For the avoidance of doubt, no new Shares shall be issued in connection with the making or satisfaction of Deferred Share Awards.

11         NOTICES

11.1	Notice by Committee

Save as provided for by law and subject to Rule 11.3, any notice, document or other communication given by, or on behalf of, the Committee to any person in connection with the Plan shall be deemed to have been duly given if delivered by hand or sent by email or fax to him at his place of work, if he is employed by a company in the Prudential Group, if sent by e-mail to such e-mail address as may be specified by him from time to time, or sent through the post in a pre-paid envelope to the postal address last known to PruCap to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

11.2     Deceased Participants

Save as provided for by law and subject to Rule 11.3, any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not PruCap has notice of his death) except where his personal representatives have established their title to the satisfaction of PruCap and supplied to PruCap an e-mail or postal address to which notices, documents and other communications are to be sent.

11.3      Award Notice

For the avoidance of doubt, the Award Notice may not be sent by e-mail or other such similar electronic communication.

12        AMENDMENT OF RULES

12.1      Power to amend Rules

Subject to Rule 12.2, the Committee may from time to time make written proposals to the Board for amendments to these Rules. Such amendments shall only come into effect if ratified by the Board by resolution.

12.2     Rights of existing Participants

An amendment may not adversely affect the rights of a Participant under a Subsisting Award except where the amendment has been agreed in advance by the Participant.

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12.3      Notification of Participants

The Committee shall, as soon as reasonably practicable, notify each Participant of any amendment to these Rules under this Rule 12 (other than a minor administrative change) and explain how it affects his position under the Plan.

13        GOVERNING LAW AND JURISDICTION

13.1	Governing law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award made under it shall be governed by English law.

13.2      Jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

13.3      Participant deemed to have agreed to submit to jurisdiction

By accepting an Award and not renouncing it, a Participant is deemed to have agreed to submit to such jurisdiction.

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PRUDENTIAL PLC
RULES OF THE PRUDENTIAL GROUP DEFERRED BONUS PLAN 2010
Linklaters

One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

(Ref 01/145/Janet Cooper/James Jaques)

Table of Contents

Contents                                                                                                                                                                                                                                                                                                 Page

1	Interpretation and definitions	2

2	Eligibility	4

3	Terms of Awards	4

4	Granting Awards	5

5	No transfer of Awards	5

6	Rights issues and variations of capital	5

7	Vesting	5

8	Exercise and lapse of Nil-Cost Options	7

9	Leaving employment, death and other lapse	7

10	Sale of employer and takeover of Prudential	8

11	Demergers and significant distributions	9

12	Limits on issues of new Shares in connection with the Plan	9

13	Tax	10

14	General	10

15	Changing the Plan	13

16	Governing law and jurisdiction	14

SCHEDULE 1	15

SCHEDULE 2 United States	17

i

1	Interpretation and definitions

1.1	Definitions

In these rules (including in any Schedule to these rules, unless the same term is defined in the Schedule):

“Award” means a right to acquire Shares which can take the form of a Conditional Award or a Nil-Cost Option;

“Bonus” means the amount of a Participant’s annual bonus for a financial year;

“Business Unit Remuneration Committee” means, in relation to any Participant at any time, the remuneration committee of the business unit in which the Participant works at that time and, in relation to a director of the Company, means the Group Remuneration Committee;

“Cash-Settled Award” means an Award which will always be satisfied in cash by virtue of rule 7.5;

“Cause” means circumstances in which the Participant’s employer is entitled to dismiss him without giving notice or engaging in any activity which, in the opinion of the Business Unit Remuneration Committee:

(i)	has or could have brought or could bring the business in which the Participant works into disrepute; or

(ii)	has or could have affected or could affect the profitability of that business adversely;

“Company” means Prudential plc;

“Conditional Award’ means a right to acquire Shares for free on Vesting;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date which the Business Unit Remuneration Committee set for the grant of an Award;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the UK Listing Authority for transactions in securities by directors, certain employees and persons connected with them;

“Dividend Equivalent” means a right to have the number of Shares subject to an Award increased on Vesting as described in rule 7.6;

“Exchange Rate” means, for any day, the average exchange rate between any two currencies quoted in the Financial Times for the period of 30 consecutive days ending with the day before that day;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

“Group Remuneration Committee” means the Remuneration Committee of the board of directors of the Company or any other duly authorised committee or other body of persons to whom the Group Remuneration Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 10, those people who were the Group Remuneration Committee immediately before the event by virtue of which that rule applies or will apply;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of 3 consecutive trading days immediately preceding that day;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee in general or for any particular purpose;

“Nil-Cost Option” means a right to acquire Shares for free on exercise after Vesting;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as the “Prudential Group Deferred Bonus Plan 2010” as changed from time to time;

“Release Date” is the date or dates on which Shares are transferred to a Participant in satisfaction of an Award.

“Shareholder Approval” means the approval of the Plan by shareholders of the Company as required by rule 9.4.1 of the Listing Rules of the UK Listing Authority;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 7;

“Vesting Date” is the date or dates on which an Award will normally Vest which will be determined for each Award as described in rule 3.1.2.

1.2	Schedules

In the event of any conflict between a Schedule to these rules applicable to any Award and the rest of these rules, the Schedule will prevail.

2	Eligibility

The Business Unit Remuneration Committee may select any employee of a Member of the Group to participate in the Plan.

The Business Unit Remuneration Committee may not select a person who is a director of the Company before Shareholder Approval.

3	Terms of Awards

3.1	Terms to be set at grant

On or before the grant of an Award or the payment of a Bonus, the Business Unit Remuneration Committee will determine:

3.1.1	the amount or percentage of the Bonus which would otherwise be payable to the Participant which will be paid to him in the form of an Award;

3.1.2	the Vesting Date or Vesting Dates;

3.1.3	whether the Award will take the form of a Nil-Cost Option or Restricted Shares (and, if it does not, the Award will take the form of a Conditional Award);

3.1.4	whether the Award will be a Cash-Settled Award (which means that it will always be satisfied in cash in accordance with rule 7.5);

3.1.5	whether the Award will carry Dividend Equivalents in accordance with rule 7.6 (and it will, unless the Business Unit Remuneration Committee decides otherwise);

3.1.6	the Date of Grant (or if it does not, the Date of Grant will be the date of grant of the Award); and

3.1.7	which Schedules will apply to the Award (in addition to any which apply by virtue of rule 3.2)

3.2	Application of Schedules

Schedule 1 will apply to Awards which take the form of Restricted Shares.

3.3	Number of Shares subject to Award

The number of Shares subject to each Award will be the amount of the Bonus which would otherwise be payable to the Participant which is to be paid in the form of an Award (see rule 3.1.1) divided by the Market Value of a Share on the Date of Grant, rounded down to the nearest whole Share.

The Bonus shall be converted into the currency in which Shares are traded (if different to that in which the Bonus is to be paid) using the Exchange Rate.

4	Granting Awards

4.1	Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate on or as soon as practicable after the Date of Grant which may be the deed granting the Award or another document. The certificate will summarise the terms which have been set in relation to the Award under rule 3.1.

The deed and certificate will be on such terms as may be determined by the Share Plan Committee (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee. The ‘Share Plan Committee’ is the committee established by the board of the Company to administer the Plan.

4.2	Time when Awards may be granted

As soon as reasonably practicable after the number of Shares subject to the Award can be determined (having regard to any Dealing Restrictions), the Company will grant to each Participant an Award over the number of Shares determined under rule 3.3.

5	No transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse.

This rule 5 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

6	Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie, the number of Shares and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Group Remuneration Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7	Vesting

7.1	Normal Vesting

Subject to the rest of these rules, an Award will Vest on each Vesting Date as to the relevant number of Shares (increased as described in rule 7.6 if applicable).

If the Vesting on any date is prevented by a Dealing Restriction, the Award will Vest as soon as is practicable after the Dealing Restriction no longer applies.

7.2	Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 7 and rules 12.1 and 13, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

7.3	Consequences of Vesting for Nil-Cost Options

7.3.1
The Participant may exercise a Nil-Cost Option from the date on which it Vests. He may exercise it only in respect of the number of Shares in respect of which it has Vested. (See rule 8 for more details about exercise.)

7.3.2
Subject to the rest of this rule 7 and rules 12.1 and 13, the Grantor will procure that the relevant number of Shares are issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

7.4	Delay in issue or transfer

If the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable after the Dealing Restriction no longer applies.

7.5	Cash equivalent

The Business Unit Remuneration Committee may at any time decide not to procure the issue or transfer of Shares but instead to pay to the Participant a cash amount. This cash amount must be equal to the Market Value of the relevant number of Shares on the date of Vesting (or the date of exercise, in the case of a Nil-Cost Option), including any additional Shares under rule 7.6.

Cash-Settled Awards will always be satisfied in accordance with this rule 7.5.

7.6	Dividend equivalents

If an Award carries Dividend Equivalents, the number of Shares subject to it will be increased to take account of all dividends the record date for which falls between the Date of Grant and the Release Date. The number of additional Shares shall be calculated as follows:

a x b
c
where:

a	=	the gross amount, per Share, of the dividend ;
b	=	the number of Shares subject to the Award on that date (including any additional Shares previously added to it under this rule 7.6);
c	=	the Market Value of a Share on the record date of the dividend.

The number shall be rounded down to the nearest whole Share.

For the purpose of this rule 7.6, dividends means ordinary dividends paid in respect of Shares, unless the Business Unit Remuneration Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

8	Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for a period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Business Unit Remuneration Committee may specify. The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

9	Leaving employment, death and other lapse

9.1	Misconduct, regulatory breach and misstatement

An Award which has not Vested will immediately lapse if:

9.1.1	the Participant ceases to be an employee for Cause;

9.1.2	after he has otherwise ceased to be an employee, facts emerge which, if known at the time of cessation, would have amounted to Cause;

9.1.3
the Group Remuneration Committee, in its absolute discretion, considers that a business decision taken after the start of the year to which the Bonus relates by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

9.1.4	there is a materially adverse restatement of the accounts for the year to which the Bonus relates:

(i)	of the business unit in which the Participant worked at any time in that year; and/or

(ii)	of any Member of the Group which is attributable to incorrect information about the affairs of that business unit.

If rule 9.1.3 applies, the Group Remuneration Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.

9.2	Death

If a Participant dies, the Award will Vest in full on the date of death.

9.3	Ceasing to be an employee in other circumstances

Except where rule 9.1 applies or where the Participant’s employer is sold (see rule 10), if a Participant ceases to be an employee, his Award will continue in effect.

10	Sale of employer and takeover of Prudential

10.1	Exchange or Vesting on a Takeover or sale of employer

If there is a Takeover or if the Participant’s employer is sold, the Group Remuneration Committee, in its absolute discretion, will decide whether an Award will:

10.1.1	Vest in part or in full; and/or

10.1.2
lapse and, in exchange, the Participant will be granted an award under any other share or cash incentive plan which the Group Remuneration Committee, in its absolute discretion, considers to be broadly equivalent to the Award; and/or

10.1.3	be exchanged in accordance with rule 10.2.

Alternatively, the Group Remuneration Committee may allow the Participant to choose from two or more of the choices above.

For the avoidance of doubt, the Group Remuneration Committee need not make the same decision in relation to all affected Awards.

There is a “Takeover” if:

10.1.4	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

10.1.5	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

A Participant’s employer is sold if:

10.1.6	the Participant’s employing company ceases to be under the Control of the Company;

10.1.7	there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group.

10.2	Exchange of Awards

If an Award is to be exchanged, the following provisions will apply:

10.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

10.2.2	The new award shall have equivalent terms as the Award that was exchanged.

10.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

10.2.4	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

10.2.5
With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 10.2.1.

11	Demergers and significant distributions

If the Group Remuneration Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 10 (takeovers) which, in the opinion of the Group Remuneration Committee, would affect the current or future value of any Award, the Group Remuneration Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Group Remuneration Committee will notify any Participant who is affected by its exercising its discretion under this rule.

12	Limits on issues of new Shares in connection with the Plan

12.1	No issue of Shares before Shareholder Approval

No Shares will be issued or transferred from treasury under the Plan before Shareholder Approval.

12.2	10% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

12.2.1	could be issued on the Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;

12.2.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;

12.2.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company; and

12.2.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company would exceed 10 per cent of the ordinary share capital of the Company from time to time in issue.

12.3	5% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate of the number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

12.3.1	could be issued on Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;

12.3.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;

12.3.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company; and

12.3.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company would exceed 5 per cent of the ordinary share capital of the Company from time to time in issue.

Where Shares are transferred or to be transferred from treasury under this Plan or any other employees’ share scheme established by the Company and for as long as it remains best practice to do so in accordance with institutional shareholder guidelines, such Shares shall be treated, for the purpose of this rule 12, as Shares that are issued or issuable.

“Executive Share Scheme” means any employee share scheme adopted by the Company under which individuals may be selected for participation at the discretion of the body administering that scheme.

13	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the issue or transfer of Shares in connection with it or the payment or deferral of any Bonus. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)	selling sufficient Shares on behalf of the Participant and retaining the proceeds; or

(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or

(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

14	General

14.1	Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of issue or transfer. He will not be entitled to rights before that date.

14.2	Shares to be listed

If and so long as Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

14.3	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

14.4	Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

14.5	Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

14.6	Committees' decisions final and binding

The decision of the Group Remuneration Committee on the interpretation of the rules or in any dispute relating to Bonuses or Awards or any other matter relating to the Plan will be final and conclusive.

14.7	Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Bonuses or Awards made to employees of that company.

14.8	Relationship of the Plan to the Participant’s employment

14.8.1	For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.

14.8.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.8.3
Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.8.4	The grant of Bonuses or Awards on a particular basis in any year does not imply any right to or expectation of the grant of Bonuses or Awards on the same basis, or at all, in any future year.

14.8.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all.

14.8.6
Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to a Bonus or an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

14.8.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to a Bonus Award or an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

14.8.8
The grant or Vesting of an Award is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights in relation to the Award, other than the right to acquire Shares on the Vesting of the Award subject to and in accordance with the express terms of the rules and any performance condition, in consideration for, and as a condition of, the grant of a Bonus or an Award under the Plan.

14.8.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

14.8.10
Each of the provisions of this rule 14.8 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

14.9	Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

14.10	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

14.10.1	administering and maintaining Participant records;

14.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

14.10.3	providing information to future purchasers of the Company or the business in which the Participant works;

14.10.4	transferring information about the Participant to any country.

14.11	Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

14.11.1	delivered or sent by post to him at his home address according to the records of his employing company; or

14.11.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Business Unit Remuneration Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15	Changing the Plan

15.1	General power to change

The Group Remuneration Committee may at any time change the Plan in any way (including changes to Awards already granted) and may add new Schedules to the rules.

15.2	Shareholder approval required for certain changes

15.2.1
Except as described in rules 15.2.2, after Shareholder Approval, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this rule 15.2.1.

15.2.2	The approval of the Company in general meeting need not be obtained for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

16	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, or any Bonus or any Award.

SCHEDULE 1

Restricted Share Awards

This Schedule 1 shall apply to any Award which takes the form of Restricted Shares. Restricted Shares may be granted to a Participant who has elected to pay income tax in respect of their Awards prior to the date of Vesting.

1	Definitions

1.1	The meaning of words used for Deferred Bonus Awards will apply to Restricted Share Awards unless stated otherwise and unless the context otherwise requires.

1.2
The rules applying to Deferred Bonus Awards will apply to Restricted Share Awards, except as set out below or as the context requires, as if references to Deferred Share Awards were references to Restricted Share Awards.

1.3	Restricted Shares are the Shares comprised in a Restricted Share Award.

2	Restricted Share Agreement

A Participant who is to be made a Restricted Share Award must enter into an agreement prior to the Restricted Share Award being made (“Restricted Share Agreement”) which provides that:

2.1	The Participant will waive any rights to dividends and voting rights until the date of Vesting;

2.2	The Participant will enter into a tax election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 no later than 14 days after the date of grant of the Restricted Share Award;

2.3
The Participant will not (except for transfer on death to their personal representatives or the sale of Shares to pay tax or the sale of some rights under a rights issue or similar transaction to enable the balance of such rights to be exercised) transfer or assign his Restricted Share Award or any Restricted Shares comprised in it before the Vesting Date and if he does the Restricted Share Award will lapse and the Restricted Shares will immediately be forfeit (meaning that the Restricted Shares will be transferred, with no consideration or compensation payable to the Participant, as the Company may direct);;

2.4	The Participant will sign any document requested by Company to enforce these rules and any terms of the Restricted Share Agreement;

3	Award

As soon as practicable after a Restricted Share Award has been made, the Company will procure that the relevant number of Restricted Shares are transferred to the Participant or another person to be held for the benefit of the Participant.

4	Tax

The Company may arrange for the sale of such number of Restricted Shares to meet any income tax or social security charges of the Participant.  Such sale may take place prior to the date of Vesting.

5	Rights in respect of Restricted Shares

5.1
Except to the extent set out in the Restricted Share Agreement, a Participant shall have all the same rights as any other shareholder from the date of grant of the Restricted Share Award in respect of the Restricted Shares until the date the Restricted Share Award lapses and the Restricted Shares are forfeit, including any rights arising in the event of a variation in share capital.

5.2
Any shares, securities, cash or other rights allotted to Participants in respect of Restricted Shares for no consideration, or with the proceeds of sale of such shares, securities, cash or rights (but not new consideration provided by the Participant) as a result of a variation in share capital, demerger, rights issue, special dividend or similar transaction shall be treated as if they were awarded to the Participant at the same time as the Restricted Shares in respect of which such shares, securities or rights were conferred and subject to the rules of the Plan and the terms of the Restricted Share Agreement as if they were Restricted Shares. The Company may require any cash held on this basis to be used to acquire other shares or securities which will be held on the same basis.

6	Date of Vesting

On the date of Vesting the restrictions set out in these rules and the Restricted Share Agreement shall cease to apply to the Restricted Shares.  If the Restricted Shares are held by a person for the benefit of the Participant (for example by the trustees of an employee benefit trust) then that person shall transfer the Restricted Shares to the Participant or as they may order.

7	Dividend Equivalents

As soon as practicable after the date of Vesting the Participant will receive additional Shares equivalent in value to dividends otherwise payable between the Date of Grant and the date of Vesting of the Restricted Share Award on the number of Shares released but for the avoidance of doubt not in respect of any Shares sold to pay income tax on the making of the Restricted Share Award. Any fractions will be aggregated and rounded down to the nearest whole Share.

SCHEDULE 2
United States

The Committee may decide that this Schedule 2 will apply to any Award made to a Participant who is subject to taxation under the laws of the United States of America (a ‘US Participant’). The Committee will decide whether Paragraph 1 or Paragraph 2 will apply.

1	409A Exempt

1.1	Intention of this Paragraph 1

This Paragraph 1 is intended to ensure that an Award to which it applies is exempt from section 409A of the US Internal Revenue Code 1986, as amended (the ‘Code’) and shall override the rules and any other Schedule.

1.2	Voluntary Deferral

Where a Participant makes a voluntary deferral of Bonus under the Plan or any of the Schedules, any such amount of the Bonus deferred into an Award must be after the deduction of US income tax.

1.3	Leaving employment

Where a Participant dies or ceases to be an employee and the Committee decides or the rules and the relevant Schedule provide that the Awards shall not lapse to some extent, the Award shall Vest to that extent on the date of cessation.

2	409A Compliant

2.1	Intention of this Paragraph 2

This Paragraph 2 is intended to ensure that an Award to which it applies complies with the requirements of Section 409A of the Code and shall override the rules of this Plan and any other Schedule. The rules of this Plan and this Schedule 2 shall, with respect to a US Participant, be interpreted and applied in a manner that complies with the Code, including Section 409A thereof, and other applicable laws of the United States of America.

2.2	Granting of Awards

Section 409A of the Code requires that deferrals of compensation, including a grant of an Award under this Plan that defers a Bonus, be made in advance pursuant to certain rules and exceptions.  Therefore, notwithstanding any other rules of the Plan, the following rules apply to the granting of Awards to US Participants.

2.2.1	New Participants

In the first year in which a US Participant is selected to participate in the Plan pursuant to Rule 2 of the Plan, the Date of Grant of an Award shall be not later than thirty calendar days following the date on which the US Participant is first selected to participate in the Plan, and the US Participant will be sent an award certificate not later than the end of such thirty-day period. An Award granted under this paragraph 2.2.1 shall not be in respect of any Bonus earned for services performed prior to the Date of Grant.

2.2.2	Awards Relating to Performance Pay.

Except as provided in paragraph 2.2.1 of this Schedule 2, the Date of Grant of an Award with respect to a Bonus that qualifies as "Performance Pay", as defined below, shall be not later than June 30th of the calendar year during which the US Participant performs the services that earn such Bonus, and the US Participant will be sent an award certificate not later than such June 30th that contains at least the terms described in rule 3.1 of the Plan.

For purposes of this Schedule 2, "Performance Pay" means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organisational or individual performance criteria relating to a performance period of at least twelve consecutive months.  Performance criteria shall be considered "pre-established" only if they are irrevocably established not later than ninety days after the commencement of the period of service to which the criteria relate and the outcome is substantially uncertain at the time the criteria are established.  Performance criteria may be subjective criteria, as opposed to objective criteria, if:

(i)
the subjective performance criteria are bona fide and relate to the performance of the US Participant, a group of employees that includes the US Participant, a business unit for which the US Participant provides services, or one or more or all of the Members of the Group; and

(ii)
the determination that any subjective performance criteria have been met is not made by the US Participant or a family member of the US Participant (within the meaning of Section 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the US Participant or such a family member, and no amount of compensation of the person making such determination is effectively controlled in whole or in part by the US Participant or such a family member.

In all respects, the term Performance Pay as used herein shall be interpreted in accordance with US Treasury Regulation Section 1.409A-1(e).

2.2.3	Awards Relating to Non-Performance Pay.

Except as provided in paragraph 2.2.1 of this Schedule 2, the Date of Grant with respect to a Bonus that does not qualify as "Performance Pay", as defined above, shall be not later than December 31st of the calendar year that immediately precedes the calendar year during which the US Participant will perform the services that earn such Bonus and the US Participant will be sent an award certificate not later than such December 31st that contains at least the terms described in rule 3.1 of the Plan.

2.3	Irrevocability.

As required by Section 409A of the Code, the terms set forth in an award certificate shall become irrevocable as of the last day on which the award certificate is required to be sent to a US Participant pursuant to this paragraph 2 provided, however, that if a US Participant is not entitled to receive the Bonus to which an Award relates, the US Participant shall not be entitled to receive the Award to the same extent.

The terms set forth in an award certificate shall not contain any provision that grants any Member of the Group or the US Participant the ability to affect the time or form of payment of the Award, or the amount of the Award, except to the extent specifically permitted under Section 409A of the Code.

The Group Remuneration Committee's authority to amend the Plan or to change an Award already granted pursuant to rule 15 of the Plan shall not be exercised in a manner that would cause the Plan to fail to comply with the requirements of Section 409A of the Code with respect to a US Participant.

2.4	Nil Cost Options

An Award that is granted to a US Participant shall take the form of a Conditional Award and shall not take the form of a Nil-Cost Option.

2.5	Change in Control

2.5.1	The Award of a US Participant shall not be subject to rules 10 or 11 of the Plan. Instead, the Award of a US Participant shall Vest automatically in full upon a "Change in Control" that affects:

(i)	the US Participant's employer;

(ii)
a company that is liable for the payment of the US Participant's Award, but only if the Award is attributable to services performed for such company or there is a bona fide business purpose for such liability;

(iii)	a Member of the Group that owns more than fifty percent of a company described in (i) or (ii) above; or

(iv)
a Member of the Group that is in a chain of companies in which each company owns more than fifty percent of another company in the chain, ending in a company described in (i) or (ii) above (companies described in (i) through (iv) shall be referred to as an "Affected Company").

For purposes of this Schedule 2, a "Change in Control" means a change in the ownership or effective control of an Affected Company, or in the ownership of a substantial portion of the assets of an Affected Company, as those respective changes are defined in Section 409A(a)(2)(A)(v) of the Code and US Treasury Regulation 1.409A-3(i)(5).

2.5.2
This paragraph 2.5 of this Schedule 2 shall apply to determine the extent to which an Award granted to a US Participant Vest upon any event that affects the ownership or control of any company or its assets, notwithstanding the rules of the First Amended and Restated Brooke Holdings, Inc. Change of Control Severance Plan, any later version of that plan, or any other plan, policy or other arrangement the rules of which would require the Vesting of an Award upon terms other than those described in this paragraph 2.5.  A Participant's right to a Bonus and Award shall, in accordance with rule 14.8.8 of the Plan, be conditioned on the Participant consenting to the application of this paragraph 2.5 notwithstanding the terms of any other plan, policy or other arrangement described above, which consent is deemed to have been given by the Participant accepting such right and not objecting in advance and in writing.

2.6	Trust

Any money, shares or other assets that are held in trust pursuant to rule 14.9 of the Plan shall not be used to satisfy the obligations of the Company or any Member of the Group to a US Participant, except to the extent that:

2.6.1	such trust and such money, shares or other assets held by such trust are located within the jurisdiction of the United States of America, and

2.6.2	the assets of the trust remain subject to the claims of the Company's and the Member's of the Group's creditors in the event of insolvency.

No guarantee or indemnity shall be obtained with respect to obligations that are owed to a US Participant under the Plan.